Exhibit 99

Company Press Release dated August 18, 2017

NEWS RELEASE

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502

Company Contact:	Investor and Media Contact:
Marty Filogamo Senior Vice President – Marketing Manager Farmers & Merchants Bancorp, Inc. (419) 445-3501 ext. 15435 mfilogamo@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

The Board of Directors of Farmers & Merchants Bancorp, Inc. Declares a Two-for-One Stock Split

Archbold, Ohio, August 18, 2017 – Farmers & Merchants Bancorp, Inc., (Nasdaq: FMAO) the holding company for Farmers & Merchants State Bank, has authorized a two-for-one stock split. The two-for-one stock split is payable on September 20, 2017 for shareholders of record on September 5, 2017, and the per share price will adjust accordingly.

As a result, the number of outstanding shares will increase to approximately 9.3 million shares.

“F&M’s financial, operating, and stock performance have improved significantly and we are pleased to reward our shareholders through this stock split,” stated Paul S. Siebenmorgen, President and Chief Executive Officer. “The stock split is the latest effort of F&M’s Board of Directors and management team to improve the trading liquidity of our stock and increase shareholder value.”

About Farmer & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 24 offices. Our locations are in Fulton, Defiance, Henry, Lucas, Williams, and Wood counties in northwest Ohio. In Northeast Indiana, we have offices located in DeKalb, Allen and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov.